EXHIBIT 4.1

AMENDMENT NO. 5

TO THE

MASTER POOLING AND SERVICING AGREEMENT

          This AMENDMENT NO. 5, dated as of December 29, 2004 (the “Amendment”), to the MASTER POOLING AND SERVICING AGREEMENT, dated as of August 21, 1997 (as amended and supplemented, the “Master Pooling and Servicing Agreement”), is by and among HRSI FUNDING, INC. III, a Delaware corporation, as Successor Transferor (“HRSI III or the “Successor Transferor”), HSBC FINANCE CORPORATION (successor by merger to Household Finance Corporation), a Delaware corporation, as Successor Servicer (“HBFC” or the “Successor Servicer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Pooling and Servicing Agreement.

RECITALS:

          WHEREAS, the parties hereto (collectively, the “Parties”) desire to amend the Master Pooling and Servicing Agreement in accordance with the terms hereof;

          WHEREAS, the Parties have taken each and all of the actions required to properly amend the Master Pooling and Servicing Agreement in accordance with its terms; and

          NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Pooling and Servicing Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereto agree as follows:

Section 1. Amendments to the Master Pooling and Servicing Agreement.

          1.1 The definition of “Receivables Purchase Agreements” in Section 1.1. of the Master Pooling and Servicing Agreement is amended in its entirety to read as follows:

“Receivables Purchase Agreements” shall mean (i) the receivables purchase agreement between Household Bank and any successor or permitted assign, as seller, and Household Receivables Acquisition Company and any successor or permitted assign, as purchaser, dated as of April 15, 2003, as amended; and (ii) the receivables purchase agreement between Household Receivables Acquisition Company and any successor or permitted assign, as seller, and HRSI Funding, Inc. III and any successor or permitted assign, as purchaser, dated as of April 15, 2003, as amended.”

          1.2 Subsection 7.2(a)(i) of the Master Pooling and Servicing Agreement shall be amended in its entirety to read as follows:

          “The Transferor shall not consolidate with, merge into any other business entity, convey or transfer its properties and assets substantially as an entirety to any Person or assign its rights, obligations and interests hereunder to any Person, unless:

     (i) the entity formed by such consolidation or into which the Transferor is merged or the Person which acquires by conveyance or transfer the properties and assets of the Transferor substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, a national banking association or a state banking corporation or other depository entity whose deposits are insured by the FDIC which is not subject to the bankruptcy laws of the United States of America, or a single purpose, bankruptcy remote entity that is organized under the laws of any state of the United States, in each case, which is an Affiliate of the Company or its successors or assigns, and meets the Rating Agency Condition and if the Transferor is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the performance of every covenant and obligation of the Transferor, as applicable, hereunder and shall benefit from all the rights granted to the Transferor, as applicable, hereunder. To the extent that any right, covenant or obligation of the Transferor is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity;

Section 2. Representations and Warranties.

          (a) Each of the Parties hereby represents and warrants severally and not jointly that, with respect to each Party:

     (i) Its execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not require any consent or approval which has not been obtained.

     (ii) This Amendment is the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

          (b) Each of the Successor Transferor, the Successor Servicer and the Trustee hereby further represents and warrants that:

     (i) The Master Pooling and Servicing Agreement as amended hereby is the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 3. Conditions Precedent.

          This Amendment shall become effective as of its date, provided that all of the following conditions are first met:

          (a) HBFC, as Successor Servicer, shall have furnished the Trustee with an Officer’s Certificate to the effect that this Amendment will not materially and adversely affect the interests of any Certificateholders;

          (b) The Amendment will not cause the Trust to be characterized as a corporation for Federal income tax purposes or otherwise have a material adverse effect on the Federal income taxation of any Series;

          (c) Household Finance Corporation (as a result of a merger, HSBC Finance Corporation is the successor thereto), as Successor Servicer, shall have given each Rating Agency ten (10) Business Days’ prior written notice of this Amendment and shall have received written confirmation from each Rating Agency rating the affected Series that the Rating Agency Condition will be met, where appropriate;

          (d) The Trustee shall receive and shall be permitted to rely upon an Opinion of Counsel from Dewey Ballantine LLP to the effect that the conditions and requirements of Section 13.1(a) of the Master Pooling and Servicing Agreement have been satisfied; and

          (e) HRSI III, as Successor Transferor, shall deliver prior written notice of this Amendment to each Rating Agency.

Section 4. Miscellaneous.

          (a) Applicability of the Master Pooling and Servicing Agreement.

          In all respects not inconsistent with the terms and provisions of this Amendment, the provisions of the Master Pooling and Servicing Agreement are hereby ratified, approved and confirmed.

          (b) Headings.

          The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

          (c) Counterparts.

          This Amendment may be executed in counterparts by facsimile or otherwise, each of which shall constitute an original, but all of which, when taken together, shall constitute but one and the same instrument.

          (d) Governing Law.

          THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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          IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first set forth above.

HRSI FUNDING, INC. III,
as Successor Transferor

By:	/s/ S.H. Smith

Name: S.H. Smith
Title: Vice President & Assistant
Treasurer

HSBC FINANCE CORPORATION, as
Successor Servicer (successor by merger to
Household Finance Corporation)

By:	/s/ Edgar D. Ancona

Name: Edgar D. Ancona
Title: Executive Vice President -
Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Sue Dignan

Name: Sue Dignan
Title: Assistant Vice President